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                                                                     EXHIBIT 99

                          PRICE ENTERPRISES, INC. ANNOUNCES
                      TENTATIVE SETTLEMENT OF PENDING LITIGATION

    SAN DIEGO, July 26 /PRNewswire/ -- Price Enterprises, Inc.
(Nasdaq: PREN) today announced a tentative settlement agreement of the class and derivative action pending in the United States District Court, Western District of Washington, entitled "In Re PriceCostco Shareholder Litigation." That action has alleged violation of certain state and federal laws arising from the spin-off of Price Enterprises, Inc. (PEI) from PriceCostco, Inc. (PCCW) and the prior merger between the Price Company and Costco Wholesale Corporation. The agreement, which is subject to court approval, contains the following material terms:

    1. With respect to Price Global Trading, LLC (currently a subsidiary of PEI and PCCW), all obligations and non-compete restrictions of PCCW and PEI will be eliminated (except where appropriate, PCCW's non-compete restrictions related to Panama, Guam and Saipan, where there are existing licensees of Price Global), and PEI will assume sole ownership of Price Global.

    2. With respect to Price Quest, LLC (currently a subsidiary of PEI and PCCW), all obligations and non-compete restrictions of PCCW and PEI, except as to the automobile advertising/referral and travel businesses, will be eliminated and PEI will assume sole ownership of those businesses and of Price Quest.

    3. Trademark licenses and assignments by PCCW to Price Global and to Price Quest, regarding the names Price Club, PriceCostco, Price Club Costco, Price Quest and Price Club Quest, will be terminated (except, where appropriate, those relating to Panama, Guam and Saipan).

    4. Plaintiffs will seek an award of attorneys fees of $4.25 million, of which $1.25 million will be contributed on behalf of PEI. PEI anticipates taking a corresponding $1.25 million expense during the fourth quarter of fiscal 1996.

    Price Enterprises is a diversified company whose primary asset is a significant portfolio of unencumbered commercial real estate. In addition to its real estate and related assets, the Company currently owns a 51% interest in Price Quest, a 51% interest in Price Global Trading, and a 100% interest in Price Ventures, a company which is pursuing new merchandising businesses.
    -0-                            7/26/96
    /CONTACT: Daniel T. Carter, Chief Financial Officer of Price Enterprises, 619-581-4889/
    (PREN)